Form 4

1.   Name and Address of Reporting Person -
     Peter R. Kellogg
     C/O Spear, Leeds & Kellogg
     120 Broadway
     New York, New York 10271
2.   Issuer Name and Ticker or Trading Symbol - Thousand
     Trails, Inc. (TRV)
3.   IRS or Social Security Number of Reporting Person
     (Voluntary)
4.   Statement for Month/Year - September, 2000
5.   If Amendment, Date of Original (Month/Year)
6.   Relationship of Reporting Person to Issuer - 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security -- Common Stock $.01 Par Value
2.   Transaction Date. -- September 6, 2000.
3.   Transaction Code -- P.
4.   Securities Acquired (A) or Disposed of (D)
          Amount = 12,700.
          (A) or (D) = A.
          Price 4.7500.
2.      Transaction Date. -- September 7, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 63,800.
          (A) or (D) = A.
          Price 4.5000.
2.     Transaction Date. -- September 7, 2000.
3.     Transaction Code -- P.
4.     Securities Acquired (A) or Disposed of (D)
          Amount = 25,000.
          (A) or (D) = A.
          Price 4.6250.
2.      Transaction Date. -- September 12, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 500.
          (A) or (D) = A.
          Price 4.6250.
2.      Transaction Date. -- September 15, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 6,000.
          (A) or (D) = A.
          Price 4.6250.
2.      Transaction Date. -- September 15, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 500.
          (A) or (D) = A.
          Price 4.7500.
2.      Transaction Date. -- September 19, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 2,000.
          (A) or (D) = A.
          Price 4.5000.
2.      Transaction Date. -- September 19, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 1,000.
          (A) or (D) = A.
          Price 4.6250.
2.      Transaction Date. -- September 20, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 2,000.
          (A) or (D) = A.
          Price 4.6250.
2.      Transaction Date. -- September 21, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 3,000.
          (A) or (D) = A.
          Price 4.6250.
2.      Transaction Date. -- September 25, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 6,500.
          (A) or (D) = A.
          Price 4.6250.
2.      Transaction Date. -- September 26, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 2,000.
          (A) or (D) = A.
          Price 4.6250.
5    Amount of Securities Beneficially Owned at End of Month
     = 1,125,000.
6    Ownership Form -- (I).
7    Nature of Indirect Beneficial Ownership -- I.A.T.
     Reinsurance Syndicate Ltd., a Bermuda Corporation of which
     Mr. Kellogg is the sole holder of voting stock. Mr. Kellogg disclaims beneficial ownership of these shares.

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security.                        N/A.
2. Conversion or Exercise Price of Derivative Security. N/A.
3. Transaction Date.                                    N/A.
4. Transaction Code.                                    N/A.
5. Number of Derivative Securities Acquired or Disposed N/A.
6. Date Exercisable and Expiration Date                 N/A.
7. Title and Amount of Underlying Securities            N/A.
8. Price of Derivative Securities                     N/A.
9. Number of Derivative Securities Beneficially Owned at End
   of Month                                           N/A.
10.Ownership Form of Derivative Security
   N/A.
11.Nature of Indirect Beneficial Ownership            N/A.


October 10, 2000                        Peter R. Kellogg
Date                                    Peter R. Kellogg